UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 14, 2005

MENTOR CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-7955	41-0950791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mentor Drive
Santa Barbara, California  93111
(Address of principal executive offices, including zip code)

(805) 879-6000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01          Entry Into Material Definitive Agreement

            The Board of Directors of Mentor Corporation (the "Company") previously adopted an amended and restated version of the Company's Amended 2000 Long-Term Incentive Plan referred to as the Mentor Corporation 2005 Long-Term Incentive Plan (the "2005 Plan"), subject to shareholder approval.

            The 2005 Plan reflects, among other things, amendments to the plan to (i) provide the Company with flexibility to grant awards other than stock options, including but not limited to restricted stock, stock bonuses, stock units and dividend equivalents, (ii) allow the Company to grant awards intended to qualify as performance-based compensation within the meaning of Section 162(m) of the U.S. Internal Revenue Code and (iii) extend the term of the plan to July 24, 2015.  The 2005 Plan does not reflect an increase in the number of shares of the Company's common stock available for award grants under the plan.

            According to the preliminary results from the Company's annual shareholders' meeting held on September 14, 2005, the Company's shareholders have approved the 2005 Plan.

            The following summary of the 2005 Plan is qualified in its entirety by reference to the text of the 2005 Plan, which was previously filed as Appendix A to the Company's proxy statement filed on August 9, 2005.

            The Company's Board of Directors (the "Board") has designated the Compensation Committee of the Board (the "Administrator") as the administrator of the 2005 Plan.  The Administrator has broad authority under the 2005 Plan to, among other things, select participants and determine the type(s) of award(s) that they are to receive, and determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award.

            Persons eligible to receive awards under the 2005 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company or any of its subsidiaries, and certain consultants and advisors to the Company or any of its subsidiaries.

            The maximum number of shares of the Company's common stock that may be issued or transferred pursuant to awards under the 2005 Plan is 6.0 million shares (inclusive of approximately 4.6 million options previously granted under the Amended 2000 Long-Term Incentive Plan).

            To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2005 Plan.  In the event that shares are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award will be counted against the share limits of the 2005 Plan.  To the extent that shares are delivered pursuant to the exercise of a stock option, the number of underlying shares as to which the exercise related shall be counted against the share limits of the 2005 Plan, as opposed to only counting the shares actually issued.  Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2005 Plan will again be available for subsequent awards under the 2005 Plan.

            The types of awards that may be granted under the 2005 Plan include stock options, restricted stock, stock bonuses and other forms of awards granted or denominated in the Company's common stock or units of the Company's common stock, as well as certain cash bonus awards.

            As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2005 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the shareholders.

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Item 9.01          Financial Statements and Exhibits

            (d)        Exhibits

10.1	Mentor Corporation 2005 Long-Term Incentive Plan (incorporated by reference from Appendix A to the Company's definitive proxy statement filed on August 9, 2005)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mentor Corporation

Date: September 20, 2005	By:	/s/ Loren L. McFarland
Loren L. McFarland Chief Financial Officer

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